Exhibit 107

Calculation of Filing Fee Tables

FORM F-3
(Form Type)

Similarweb Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(1)		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Newly Registered Securities
Primary Offering
Fees to be Paid	Equity	Ordinary shares, par value NIS 0.01 per share	Rule 457(o)		(2)		(2)		(2)		(3)		(3)
	Other	Warrants	Rule 457(o)		(2)		(2)		(2)		(3)		(3)
	Debt	Debt Securities	Rule 457(o)		(2)		(2)		(2)		(3)		(3)
	Other	Units	Rule 457(o)		(2)		(2)		(2)		(3)		(3)
	Unallocated (Universal) Shelf		Rule 457(o)		(2)		(2)	$87,575,000	(2)	$147.60 per million dollars		$12,926

Exhibit 107

Secondary Offering
Fees to be Paid	Equity	Ordinary shares, par value NIS 0.01 per share	457(c)	15,000,000	(5)	7.495	(4)	$112,425,000	$147.60 per million dollars	$16,594

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A
Total Offering Amounts								$200,000,000		$29,520
Total Fees Previously Paid										$ -
Total Fee Offsets										$ -
Net Fee Due										$29,520

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	An indeterminate aggregate number of ordinary shares is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for ordinary shares that are issuable on exercise, conversion or exchange of other ordinary shares. An unspecified amount of these ordinary shares is also being registered as may from time to time be offered hereunder by selling security holders at indeterminate prices.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $87,575,000. No separate consideration will be received for (i) ordinary shares or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities registered hereby or pursuant to any anti-dilution adjustments with respect to any such debt securities, or (ii) ordinary shares, debt securities or units that may be issued upon exercise of warrants registered hereby, as the case may be.

Exhibit 107

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the ordinary shares on May 7, 2024, as reported on the New York Stock Exchange.

(5)	Includes such indeterminate amount of securities pursuant to a share dividend, share split or similar transaction. Separate consideration may or may not be received for any of these securities.